Exhibit 3.34

BYLAWS
OF
PRISM SANITATION MANAGEMENT, LLC
(a Delaware limited liability company)

ARTICLE I

OFFICERS

1.01.    Number.  The principal officers of the Company shall be a President, the number of Vice Presidents as authorized from time to time by the Members, a Secretary, a Treasurer and a Controller. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Members. The Members may also authorize any duly authorized officer to appoint one or more officers or assistant officers. Any two or more offices may be held by the same person.

1.02.    Election and Term of Office.  The officers of the Company to be elected by the Members shall be elected annually by the Members at the first meeting of the Members held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as is practicable. Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal.

1.03.    Removal.  The Members may remove any officer and, unless restricted by the Members or these Bylaws, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

1.04.    Resignation.  An officer may resign at any time by delivering notice to the Company. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the Company accepts the later effective date.

1.05.    Vacancies.  A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Members for the unexpired portion of the term.

1.06.    President.  The President shall be the principal executive officer of the Company and, subject to the direction of the Members, shall in general supervise and control all of the business and affairs of the Company. The President shall, when present, preside at all meetings of the Members. He or she shall have authority, subject to such rules as may be prescribed by the Members, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute and acknowledge, on behalf of the

Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by resolution of the Members; and, except as otherwise provided by law or the Members, he or she may authorize any Vice President or other officer or agent of the Company to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Members from time to time.

1.07.    The Vice Presidents. In the absence of the President or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Members, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Members. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

1.08.    The Secretary. The Secretary, if elected, shall: (a) keep minutes of the meetings of the Members (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members (or committees thereof) without a meeting); (b) see that all notices are duly given in accordance with the provisions of these Bylaws; (c) be custodian of the company records; (d) maintain a record of the Members of the Company, in a form that permits preparation of a list of the names and addresses of all Members; (e) have general charge of the ownership transfer books of the Company; and (f) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the President or by the Members.

1.09.    The Treasurer. The Treasurer, if elected, shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected; and (d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Members. If required by the Members, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Members shall determine.

1.10.    The Controller. In addition to the Treasurer, the Controller, if elected, shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected; and (d) in general perform all of the duties incident to the office of Controller and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Members. If required by the Members, the Controller shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Members shall determine.

1.11.    Assistant Secretaries, Assistant Treasurers and Assistant Controllers. There shall be such number of Assistant Secretaries, Assistant Treasurers and Assistant Controllers as the Members may from time to time authorize. The Assistant Treasurers and Assistant Controllers shall respectively, if required by the Members, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Members shall determine. The Assistant Secretaries, Assistant Controllers and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Members.

1.12.    Other Assistants and Acting Officers. The Members shall have the power to appoint, or to authorize any duly appointed officer of the Company to appoint, any person to act as assistant to any officer, or as agent for the Company in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Members or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Members or the appointing officer.

ARTICLE II

  FISCAL YEAR

2.01.    Fiscal Year. The fiscal year of the Company shall end on the Friday nearest June 30 in each year

ARTICLE III

INDEMNIFICATION

3.01.    Provision of Indemnification. The Company shall, to the fullest extent permitted indemnify its Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such

Officer is a Party because he or she is or was an Officer of the Company. The Company shall also indemnify an employee who is not an Officer, to the extent that the employee has been successful on the merits or otherwise in defense of a Proceeding, for all Expenses incurred in the Proceeding if the employee was a Party because he or she is or was an employee of the Company. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which an Officer or employee may be entitled under any written agreement, Member resolution, the Law of the State of Delaware or otherwise. The Company may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses under this Section 3.01 by the purchase of insurance on behalf of any one or more of such Officers or employees, whether or not the Company would be obligated to indemnify or advance Expenses to such Officer or employee under this Section 3.01.

ARTICLE IV

AMENDMENTS

4.01.    By Members.    Except as otherwise provided by the Law of the State of Delaware, these Bylaws may also be amended or repealed and new Bylaws may be adopted by the Members; provided, however, that the Members in adopting, amending or repealing a particular Bylaw may provide therein that the Members may not amend, repeal or readopt that Bylaw.

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